EQUITY PURCHASE AGREEMENT


     THIS EQUITY PURCHASE AGREEMENT is entered into by and between Messrs. Allen Beall, Jr. and Charles Brunetti (hereinafter "Sellers") and Intercell International Corporation (hereinafter "Intercell"), a Nevada corporation on this 30th day of January 2004.

     WHEREAS, Brunetti DEC, LLC (hereinafter "Brunetti DEC"), Colorado limited liability company is to become a wholly owned subsidiary of Intercell; and

     WHEREAS, the Sellers equally own 40% equity of Brunetti DEC and Intercell owns 60% of the equity of Brunetti DEC; and

     WHEREAS, Intercell desires to purchase the 40% equity held equally by the Sellers; and

     WHEREAS, Intercell in December 2003, advanced to Brunetti DEC $101,006.30; and

     WHEREAS, Intercell has a Registered Employee Stock Option Plan named the Intercell International Corporation 1995 Compensatory Stock Option Plan;

NOW THEREFORE, for valuable consideration, the receipt, sufficiency, fairness, reasonableness and the adequacy of which are conclusively acknowledged, the Parties agree as follows:

1. Intercell hereby agrees to purchase the 40% equity in Brunetti DEC held by Sellers.

2. Intercell agrees to purchase the remaining 40% equity in Brunetti DEC from the Sellers for a cash payment of $10,000.00 to each of the Sellers.

3. Intercell agrees to invest $300,000 cash into Brunetti DEC as additional paid in capital, which shall include a credit for the advance made by Intercell in December 2003 to Brunetti DEC, in the amount of $101,006.03.

4. Intercell further agrees to issue to each of the Sellers a stock option for 500,000 shares of Intercell International Corporation 1995 Compensatory Stock Option Plan. Such stock options would have a term of 10 years and an exercise price equal to that of the closing market price on the date above. Such options cannot be exercised before one year from the date of issuance.

5. It is agreed that Mr. Beall would be provided with a provision/addendum to his existing 5-year employment agreements with Brunetti DEC, LLC, such provision shall state that if Mr. Beall over the next 5 years performs his duties and meets the below objectives, he shall be entitled to renew his contract for an additional 5 years. If Mr. Beall meets his objectives and the Board of Directors do not wish to renew Mr. Beall's contract then


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     Mr.  Beall  would be entitled to a buyout equal to a 2 year contract at his current annual salary in year five. If Mr. Beall does not meet his objectives at the end of his 5-year contract then Intercell International Corp. holds no liability to renew or buyout Mr. Beall's contract. An employment agreement can still be negotiated if the Board of Directors wishes to retain Mr. Beall.

Objectives:

     a) Put operational procedures in place to improve overall company efficiency, minimize company liability exposure through QC/QA documentation, and maximize company project profitability. Procedures shall be documented.

     b) Provide company growth through additional business sales out of operations.

     c) Implement programs that add value to the organization, growth, work products and client deliverables. Through divisional performance and identification of new opportunities the added value will be measured by profitability and client satisfaction (i.e. client surveys, reoccurring business, etc.)

     d) Maintain overall projects performances of 30% gross profit and a 10% net profit.


6. The Sellers represents that they are the sole, true and only owners of such equity positions, and is able to convey free, clear and unrestricted title to such equity positions.

7. This Agreement has been approved by the Board of Directors of Intercell and the Sellers as a valid, enforceable and binding agreement by and between Intercell and the Sellers. Further, the respective officers of Intercell have been duly authorized to execute this Agreement.

8.   This  Agreement  shall  be  governed  by the laws of the State of Colorado.

9. This Agreement shall be binding upon the heirs, representatives, successors and assigns of the parties.

10. This Agreement is effective and enforceable between Intercell, and Sellers on and as of January 30, 2004.


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     IN  WITNESS  WHEREOF,  each  of  the  parties hereto has caused this Equity
Purchase Agreement to be executed on its behalf, as of the day and year referenced above.


                                             INTERCELL  INTERNATIONAL
                                                   CORPORATION
                                             (A  NEVADA  CORPORATION)



                                     By:  /s/ Kristi  J.  Kampmann
                                          ------------------------------------
                                          Kristi  J.  Kampmann,
                                          Chief  Financial  Officer




                                              ALLEN  BEALL,  JR.


                                     By:  /s/ Allen  Beall
                                          ------------------------------------
                                          Allen  Beall,  Individually


                                               CHARLES  E.  BRUNETTI



                                     By:  /s/ Charles  E.  Brunetti
                                          ------------------------------------
                                          Charles  E.  Brunetti,  Individually


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